EXHIBIT 12.2

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       TOTAL ENTERPRISE BASIS--UNAUDITED
                             (DOLLARS IN MILLIONS)


                                                                      YEAR ENDED DECEMBER 31
                                                          -------------------------------------------------
                                                           1994      1993       1992      1991       1990
                                                           ----      ----       ----      ----       ----
Portion of rentals representing interest  . . . . .       $   85      $ 84       $ 87       $ 91     $   88
Capitalized interest  . . . . . . . . . . . . . . .           58       105         78         63         50
Other interest and fixed charges  . . . . . . . . .          464       372        408        474        554
                                                          ------      ----       ----       ----     ------
Total fixed charges (A) . . . . . . . . . . . . . .       $  607      $561       $573       $628     $  692
                                                          ======      ====       ====       ====     ======

Earnings-pretax income (loss) with
   applicable adjustments (B)   . . . . . . . . . .       $1,263      $280       $376       $(53)    $1,935
                                                          ======      ====       ====       ====     ======

Ratio of (B) to (A) . . . . . . . . . . . . . . . .         2.08        (a)        (a)        (a)      2.80
                                                          ======      ====       ====       ====     ======

- -----------------
(a) Earnings did not cover fixed charges by $281 million for 1993, by $197 million for 1992 and by $681 million for 1991.